Exhibit 99.1

West Bancorporation, Inc. Employee
Savings and Stock Ownership Plan

Financial Report

December 31, 2009

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Contents

Report of Independent Registered Public Accounting Firm	1

Financial Statements
Statements of Net Assets Available for Benefits, December 31, 2009 and 2008	2
Statement of Changes in Net Assets Available for Benefits, Year Ended December 31, 2009	3
Notes to Financial Statements	4

Supplemental Schedule
Schedule H - Part IV, Line 4i - Schedule of Assets (Held at End of Year), December 31, 2009	13

Report of Independent Registered Public Accounting Firm

To the Administrative Committee and Participants
West Bancorporation, Inc. Employee Savings and Stock Ownership Plan
West Des Moines, Iowa

We have audited the accompanying statements of net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009.  These financial statements are the responsibility of the Plan's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) as of December 31, 2009 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
June 25, 2010

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statements of Net Assets Available for Benefits
December 31, 2009 and 2008

	2009	2008

ASSETS

Investments, at fair value:
Pooled separate accounts	$4,814,283	$6,592,121
Common/collective trust	1,138,399	1,116,852
Mutual funds	4,355,360	872,511
Common stock	1,444,050	3,225,696

Receivables, employer contributions	-	318,892

Participant loans	180,548	-

Total assets	11,932,640	12,126,072

LIABILITIES	-	-

Net assets available for benefits, at fair value	11,932,640	12,126,072

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(7,641)	54,694

NET ASSETS AVAILABLE FOR BENEFITS	$11,924,999	$12,180,766

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2009

Additions to net assets attributed to:
Investment income:
Dividends and interest		$103,248

Contributions:
Employer	$374,986
Participants	825,272
Amounts rolled over from other plans	28,672	1,228,930

Other		3,629

Total additions		1,335,807

Deductions from net assets attributed to:
Net depreciation in fair value of investments		459,689
Benefits paid to participants		1,129,020
Other		2,865

Total deductions		1,591,574

Net decrease		(255,767)

Net assets available for benefits:
Beginning of year		12,180,766

End of year		$11,924,999

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 1.  Plan Description

The following description of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (the Plan) provides only general information.  Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General and eligibility:  The Plan is a defined contribution plan covering all eligible employees of West Bancorporation, Inc. and subsidiaries (the Company).  Employees of the Company are eligible to participate in the Plan upon completing three months of service and attaining age 21.  Employees are entitled to employer contributions on the first day of the quarter following the employee becoming eligible to participate.  Participants are entitled to any approved discretionary profit sharing contributions if they are actively employed on the last day of the Plan year, have attained the age of 21, have been employed one year, and have completed 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions and investment options:  Each year, participants may contribute up to 100% of pretax annual compensation as defined by the Plan, subject to qualified limitations.  Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans.  The Company, at its sole discretion, can provide matching and profit sharing contributions in amounts determined annually by the Company.  The amounts contributed by the participants and the Company are deposited into one or more of 22 investment options at the participant’s discretion.  Participants may change their allocation on a daily basis and may change the amount contributed on a quarterly basis.

Participant accounts:  Each participant’s account is credited with the participant’s contribution and an allocation of (a) the Company matching contribution, (b) the Company discretionary contribution, if applicable, and (c) Plan earnings (losses).  Allocations are based on participant earnings or account balances, as defined.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting:  Participants are immediately vested in their contributions plus actual earnings (losses) thereon along with the Company’s matching contributions.  Discretionary contributions are vested based on years of completed service.  Vesting begins after one year of service and a participant is 100% vested after six years of service.  Prior to January 1, 2007, vesting in the Company’s matching contribution was also subject to vesting.

Participant loans:  Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance.  The loans are secured by the portion of the vested balance in the participant’s account that is equal to the amount that is loaned to the participant.  Loan terms range from 1 to 5 years.  Loan balances outstanding as of December 31, 2009, are due at varying dates through November 2014, and bear interest at 5.25%, which is commensurate with local prevailing rates as determined by the Plan administrator.  Principal and interest is paid ratably through bi-weekly payroll deductions.

Payment of benefits:  Participants (or the beneficiary, if the participant is deceased) will be eligible to receive their benefit on the earlier of attaining the age of 59 ½, retirement, death, disability, or termination due to any other reason.  If the benefit is less than $5,000, the participant receives the vested benefit in a lump sum amount.  If the benefit is greater than $5,000, the participant may elect to receive the benefit as a lump sum or in installment payments.

Forfeited accounts:  Forfeitures from nonvested accounts reduce employer contributions.  During the year ended December 31, 2009, forfeitures from nonvested account balances reduced employer contributions by approximately $4,700.  As of December 31, 2009, forfeited nonvested accounts totaled approximately $500 and will be used to reduce future employer contributions.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 2.  Significant Accounting Policies

Basis of accounting:  The financial statements of the Plan are prepared under the accrual method of accounting.

Valuation of investments and income recognition:  Investments are stated at fair value.  Shares of registered investment companies (mutual funds) are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year-end.  The fair value of the Plan’s investment in the Company’s common stock is based on the quoted market price.  Investments in common/collective trusts and pooled separate accounts are reported at the value reported to the Plan by the insurance company, which represents the approximate fair value of the underlying investments comprising the trusts or accounts.  The Principal Stable Value Fund is comprised of investment contracts valued at contract value.  Contract value is the relevant measurement attribute for that portion of the net assets of a collective trust attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the underlying defined-contribution plans.  As required by the Financial Accounting Standards Board (FASB), Staff Position AAG INV-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Audit Guide and Defined-Contribution Health and Welfare and Pension Plans (FAS AAG INV-1), the accompanying portfolio of investments reflects both the fair value as well as the adjustment to contract value for each investment contract deemed fully benefit responsive.  Net appreciation includes the Plan’s gains and losses on investments sold as well as held during the year.

Purchases and sales of securities are recorded on a trade-date basis.  Dividends are recorded on the ex-dividend date.

Payments of benefits:  Benefits are recorded when paid.

Accounting estimates and assumptions:  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

Risks and Uncertainties:  At December 31, 2009, the Plan held $431,129 of investments in the Principal U.S. Property pooled separate account.  During 2008, Principal Life Insurance Company elected to apply a built-in contractual limitation that may delay the payment of most withdrawal requests.  Outstanding withdrawal requests will be paid proportionately with other pending requests as sufficient cash becomes distributable, as determined by Principal Life Insurance Company.  Payments will be based upon the unit value at the date of distribution.

Current accounting developments:  The FASB issued new guidance on accounting for uncertainty in income taxes.  The Plan adopted this new guidance for the year ended December 31, 2009.  Management evaluated the Plan's tax positions and concluded that the Plan had maintained its tax exempt status and had taken no uncertain tax positions that required adjustments to the financial statements.  Therefore, no provision or liability for income taxes has been included in the financial statements.

In April 2009, the FASB issued guidance on determining fair value when volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly, which is included in the Codification as part of FASB Accounting Standards Codification (ASC) 820-10-35.  Under this guidance, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability, then transactions or quoted prices may not accurately reflect fair value.  In addition, if there is evidence that the transaction for the asset or liability is not orderly, the entity shall place little, if any, weight on that transaction price as an indicator of fair value.  The Plan adopted this guidance effective for the year ending December 31, 2009.  The adoption of this guidance did not have a material impact on the Plan’s financial position or Statement of Changes in Net Assets Available for Benefits.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

In May 2009, the FASB issued ASC 855, which established standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  The Plan adopted this pronouncement and events have been evaluated through the date financial statements are filed with the Securities and Exchange Commission.

In September 2009, the FASB issued an amendment that provides guidance on how entities should estimate fair value of certain alternative investments.  The fair value of investments within the scope of this guidance can now be determined using net asset value (NAV) per share as a practical expedient, when the fair value is not readily determinable, unless it is probable the investment will be sold at something other than NAV.  It also requires disclosure of certain attributes by major category of alternative investments, regardless of whether the practical expedient was used.  This amendment was effective for periods ending after December 15, 2009, with early adoption permitted.  The adoption of this guidance did not have a material impact on the Plan’s financial position or Statement of Changes in Net Assets Available for Benefits.

In January 2010, the FASB issued an amendment that requires new disclosures and reasons for transfers of financial assets and liabilities between Levels 1 and 2.  This amendment also clarifies that fair value measurement disclosures are required for each class of financial assets and liabilities, and disclosures about inputs and valuation techniques are required for both Level 2 and Level 3 measurements.  It further clarifies that the reconciliation of Level 3 measurements should separately present purchases, sales, issuances, and settlements instead of netting these changes.  With respect to matters other than Level 3 measurements, the amendment was effective and adopted for periods beginning on or after December 15, 2009.  The guidance related to Level 3 measurements is effective for periods beginning on or after December 15, 2010, and has not yet been adopted.  We are currently evaluating the impact of the guidance related to Level 3 measurements on our disclosures.

Note 3.  Administrative Expenses

Certain administrative functions are performed by officers and employees of the Company.  No such officer or employee receives compensation from the Plan.  Certain other administrative expenses are paid directly by the Plan or the Company.

Note 4.  Investments

The following table presents Plan investments that represent 5% or more of the Plan’s net assets:

	December 31,
	2009		2008
Pooled separate accounts:
Principal Government and High Quality Bond Separate Account	$		$685,444
Principal Large-Cap S&P 500 Index Separate Account		890,521	688,510
Principal Lifetime 2010 Separate Account		*	744,914
Principal Large-Cap Growth II Separate Account		918,066
Principal Large-Cap Value III Separate Account		879,463	709,205
Principal International I Separate Account		763,957	636,169
Principal U.S. Property Separate Account		*	741,362
Common/collective trust:
Principal Stable Value Fund, at fair value		1,138,399	1,116,852
Mutual funds:
Fidelity Advisor Small-Cap T Fund		617,683	*
T. Rowe Price Retirement 2010 Fund		976,804
T. Rowe Price Retirement 2020 Fund		840,185	*
Common stock, West Bancorporation, Inc.		1,444,050	3,225,696

* Balance less than 5% of Plan’s net assets.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

During the year ended December 31, 2009, the Plan’s investments in pooled separate accounts, common\collective trust (estimated fair value), common stock, and mutual funds (quoted market price) (including investments bought, sold and held during the year) appreciated (depreciated) in value as follows:
Net Appreciation (Depreciation) in Fair Value
Pooled separate accounts	$350,150
Common/collective trust	25,445
Common stock	(1,969,607)
Mutual funds	1,134,323
$(459,689)

Note 5.  Fair Value Measurements

Accounting guidance on fair value measurements and disclosures defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system, and expands disclosures about fair value measurement.  It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts business.

The Plan’s statement of net assets available for benefits contains Plan investments and participant loans that are recorded at fair value on a recurring basis.  The three-level valuation hierarchy for disclosure of fair value is as follows:

Level 1 uses quoted market prices in active markets for identical assets or liabilities.

Level 2 uses observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 uses unobservable inputs that are not corroborated by market data.

When available, quoted market prices are used to determine the fair value of investments held in the Plan, and such items are classified within Level 1 of the fair value hierarchy.  An example is mutual funds with available market prices.  A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.  The level to which an asset or liability is classified is based upon the lowest level of input that is significant to the fair value measurements.  There have been no changes in valuation methodologies at December 31, 2009, compared to December 31, 2008.

Pooled separate accounts:  Pooled separate accounts (other than the Principal U.S. Property Separate Account) invest primarily in domestic and international stocks, commercial paper, or single mutual funds.  The fair values of these pooled separate accounts are primarily based on quoted market prices for the underlying securities or similar instruments.  These fair values are classified within Level 2 of the valuation hierarchy since the net asset value of the pooled separate account itself is not publicly quoted but the values are not dependent on the input of any significant judgments or assumptions by management.

The Principal U.S. Property pooled separate account invests primarily in commercial real estate and includes mortgage loans which are backed by the associated properties.  The fair value of this pooled separate account is classified within Level 3 of the valuation hierarchy.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The fair value of the underlying commercial real estate properties is determined by obtaining appraisals.  An independent consultant (the Valuation Consultant) selected by Principal Real Estate oversees and administers the appraisal process.  Real estate investments are stated at fair value as determined by the Valuation Consultant and approved by U.S. Property separate account management.  Appraisals are performed for each investment annually by independent third party MAI certified appraisers, with all appraisals being performed in accordance with the Uniform Standard of Professional Appraisal Practice.  Thereafter, values are updated daily by the Valuation Consultant based on changes in factors such as occupancy levels, lease rates, overall market conditions, and capital improvements.  Determination of estimated fair value involves subjective judgment because the actual fair value of real estate can be determined only by negotiation between the parties in a sales transaction.

The values of real estate investments have been prepared giving consideration to the income, cost, and sales comparison approaches of estimating property value.  The income approach estimates an income stream for a property (typically 10 years) and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data.  The cost approach estimates the replacement cost of the building less physical depreciation plus the land value.  Generally, this approach provides a check on the value derived using the income approach.  The sales comparison approach compares recent transactions to the appraised property.  Adjustments are made for dissimilarities, which typically provide a range of value.  Generally, the income approach carries the most weight in the value reconciliation. Since appraisals take into consideration the estimated effect of physical depreciation, historical cost depreciation and amortization of real estate related assets has been excluded from net investment income.  The values of real estate properties undergoing development have been prepared giving consideration to costs incurred to date and to key development risk factors, including entitlement risk, construction risk, leasing/sales risk, operation expense risk, credit risk, capital market risk, pricing risk, event risk, and valuation risk.  The fair value of properties undergoing development includes the timely recognition of estimated entrepreneurial profit after such consideration.

The fair value of the underlying mortgage loans receivable are determined by one or more of the following criteria as appropriate: (i) on the basis of estimated market interest rates for loans of comparable quality and maturity, and (ii) giving consideration to the value of the underlying collateral.

Common/collective trust:  The common/collective trust fund is reported at fair value based on the underlying investments comprising the trust based upon audited financial statements, and is classified within Level 2 of the valuation hierarchy.

West Bancorporation, Inc. common stock:  The common stock fund contains the Plan’s investment in West Bancorporation, Inc. common stock, which is recorded at fair value, which is the closing price per the Nasdaq Global Select Market, and is classified within Level 1 of the valuation hierarchy.

Mutual funds:  Mutual funds are reported at fair value based on the quoted market price of the fund, and are classified within Level 1 of the valuation hierarchy.

Participant loans:  The Plan allows participants to obtain a loan secured by their account in the plan.  Assets are valued at amortized cost, which approximates fair value and is classified within Level 3 of the valuation hierarchy.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The following tables present the balances of assets and liabilities measured at fair value on a recurring basis by level as of December 31, 2009 and 2008.

	2009
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Pooled separate accounts:
Fixed income	$254,016	$-	$254,016	$-
Large U.S. equity	2,688,050	-	2,688,050	-
Small/mid-size U.S. equity	677,131	-	677,131	-
International equity	763,957	-	763,957	-
Real estate	431,129	-	-	431,129
Total pooled separate accounts	4,814,283	-	4,383,154	431,129
Common/collective trust	1,138,399	-	1,138,399	-
Mutual funds:
Fixed income	81,646	81,646	-	-
Large U.S. equity	10,486	10,486	-	-
Balanced funds	3,324,388	3,324,388	-	-
Small/mid-size U.S. equity	938,840	938,840	-	-
Total mutual funds	4,355,360	4,355,360	-	-
Common stock	1,444,050	1,444,050	-	-
Participant loans	180,548	-	-	180,548
Total	$11,932,640	$5,799,410	$5,521,553	$611,677

	2008
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Pooled separate accounts:
Fixed income	$685,444	$-	$685,444	$-
Large U.S. equity	1,914,411	-	1,914,411	-
Balanced funds	2,125,264	-	2,125,264	-
Small/mid-size U.S. equity	489,471	-	489,471	-
International equity	636,169	-	636,169	-
Real estate	741,362	-	-	741,362
Total pooled separate accounts	6,592,121	-	5,850,759	741,362
Common/collective trust	1,116,852	-	1,116,852	-
Mutual funds:
Fixed income	92,939	92,939	-	-
Small/mid-size U.S. equity	779,572	779,572	-	-
Total mutual funds	872,511	872,511	-	-
Common stock	3,225,696	3,225,696	-	-
Participant loans	-	-	-	-
Total	$11,807,180	$4,098,207	$6,967,611	$741,362

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The following tables present the changes in investments and loans with significant unobservable inputs (Level 3) for the year ended December 31, 2009 and 2008.

	December 31, 2009
	Pooled Separate Accounts	Participant loans
Beginning balance	$741,362	$-
Contributions	44,946	-
Loan proceeds	-	201,075
Net depreciation in fair value of investments	(192,806)	-
Benefits paid to participants	(165,122)	-
Principal repayments	-	(20,527)
Transfers in from other investments	2,088	-
Other	661	-
Ending balance	$431,129	$180,548

December 31, 2008
Pooled Separate Accounts
Beginning balance	$1,380,519
Contributions	175,457
Net depreciation in fair value of investments	(119,387)
Benefits paid to participants	(162,497)
Transfers out to other investments	(532,695)
Other	(35)
Ending balance	$741,362

The following table sets forth additional disclosures of the Plan’s investments whose fair value is estimated using net asset value per share as of December 31, 2009.

Investment	Fair Value	Unfunded Commitment	Redemption Frequency	Redemption Notice Period
Pooled separate accounts:
Fixed income (a)	$254,016	$-	Monthly	None
Large U.S. equity (b)	2,688,050	-	Monthly	None
Small/mid-size U.S. equity (c)	677,131	-	Monthly	None
International equity (d)	763,957	-	Monthly	None
Real estate (e)	431,129	$1,173 million	Twice a month	See (e)
Total pooled separate accounts	4,814,283
Common/collective trust (f)	1,138,399	-	Immediate	None
Total	$5,952,682

(a)
This category includes securities that are AAA rated or issued by the U.S. government or its agencies and mortgage backed securities.  Investments in this category can be redeemed once every 30 days at the current net asset value per share based on the fair value of the underlying assets.  Participants are not allowed to transfer back into this category until the 30-day period has expired.  New contributions are allowed during this time period.

(b)
The pooled separate accounts in this category primarily invest in equity securities of U.S. companies with large market capitalization.  Selected funds within this category may invest in stocks of foreign companies, convertible debt securities, and real estate investment trusts.  Investments in this category can be redeemed once every 30 days at the current net asset value per share based on the fair value of the underlying assets.  Participants are not allowed to transfer back into this category until the 30-day period has expired.  New contributions are allowed during this time period.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

(c)
The pooled separate accounts in this category seek long-term growth by primarily investing in U.S. equity securities of companies with small to mid-size market capitalization.  Selected funds within this category may invest in stocks of foreign companies, U.S. and foreign preferred stocks, convertible debt securities, equity-equivalent securities, non-leveraged stock index futures contracts and options, notes, bonds, and other debt securities.  Investments in this category can be redeemed once every 30 days at the current net asset value per share based on the fair value of the underlying assets.  Participants are not allowed to transfer back into this category until the 30-day period has expired.  New contributions are allowed during this time period.

(d)
This category seeks long-term growth by investing in common stocks of non-U.S. companies with large market capitalization.  Investments are normally diversified across different countries and regions of the world.  Investments in this category can be redeemed once every 30 days at the current net asset value per share based on the fair value of the underlying assets.  Participants are not allowed to transfer back into this category until the 30-day period has expired.  New contributions are allowed during this time period.

(e)
This category invests the majority of its assets in U.S. commercial real estate holdings including multifamily, office, warehouse, manufacturing, and retail properties.  It focuses on properties that return both lease income and appreciation of the buildings’ marketable value.  As of December 31, 2009, a limitation was in effect which delays the payment of withdrawal requests and provides for payments of such requests on a pro rata basis as cash becomes available.  The total outstanding balance subject to this withdrawal limitation as of December 31, 2009, was approximately $1.2 billion.  Subsequent to year end, $370 million of outstanding requests was made available for payment.  Aside from the current withdrawal limitations, investments in this category can be redeemed two times in a 30-day period at the current net asset value per share based on the fair value of the underlying assets.  Participants are not allowed to transfer back into this category until the 30-day period has expired.  New contributions are allowed during this time period.

(f)
This category consists of a stable value fund which seeks current income by investing primarily in insurance contracts issued by insurance companies and investments from financial institutions that offer stability of principal.  Investments in this category can be redeemed daily at the current net asset value per share based on the fair value of the underlying assets.

Note 6.  Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts.

Note 7.  Income Tax Status

The IRS has determined and informed the Company, by letter dated April 6, 2006, that the Plan is qualified and the trust established under the Plan is tax-exempt under the appropriate sections of the Internal Revenue Code (Code).  The Plan has been amended since receiving the determination letter.  However, the Plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

Note 8.  Related-Party Transactions

The Plan held 292,911 and 263,322 shares of West Bancorporation, Inc.’s common stock as of December 31, 2009 and 2008, respectively, with a fair value of $1,444,050 and $3,225,696, respectively.

During the year ended December 31, 2009, the Plan had purchases of $218,815 and sales of $29,196 from the Company’s common stock.  Dividend income from the Company’s common stock totaled $24,383.

Certain Plan investments are common/collective trusts and pooled separate accounts managed by Principal Life Insurance Company.  Principal Life Insurance Company is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 9.  Reconciliation to Form 5500

The following table reconciles net assets per Form 5500 to the net assets available for benefits per the financial statements as of December 31, 2009 and 2008:

	2009	2008
Net assets per Form 5500	$11,932,640	$12,126,072
Adjustment from fair value to contract value for fully benefit-responsive contracts	(7,641)	54,694
Net assets available for benefits per financial statements	$11,924,999	$12,180,766

The following table reconciles net loss per Form 5500 to the net decrease in net assets per the financial statements for the year ended December 31, 2009:

Net loss per Form 5500	$(193,432)
Adjustment from fair value to contract value for fully benefit-responsive contracts	(62,335)
Net decrease per financial statements	$(255,767)

Note 10.  Subsequent Events

The Plan Administrator has evaluated subsequent events through June 25, 2010, the date the financial statements were issued.  Through that date, the only event occurring was the transfer of approximately $999,000 out of the plan for employees of the Company’s former subsidiary, WB Capital Management Inc.  This subsidiary was sold on December 31, 2009.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Schedule H – Part IV, Line 4i

Schedule of Assets (Held at End of Year)
December 31, 2009

Description	Number of Shares/Units or Principal Amount	Fair Value

Pooled separate accounts:
*Principal Government and High Quality Bond Separate Account	12,243	$254,016
*Principal International I Separate Account	25,209	763,957
*Principal Large-Cap Growth II Separate Account	102,139	918,066
*Principal Large-Cap S&P 500 Index Separate Account	20,314	890,521
*Principal Large-Cap Value III Separate Account	78,696	879,463
*Principal Mid-Cap Value I Separate Account	12,596	369,519
*Principal Small-Cap Value	173	5,614
*Principal Small-Cap Value I Separate Account	18,544	301,998
*Principal U.S. Property Separate Account	1,052	431,129

Common/collective trust, *Principal Stable Value Fund	64,567	1,138,399

Mutual funds:
American Century Vista Advisor Fund	24,535	321,157
Eaton Vance Large-Cap Value A Fund	404	6,755
Fidelity Advisor Small-Cap T Fund	28,864	617,683
Pioneer R Fund	104	3,731
T. Rowe Price Retirement Income Fund	48,402	590,991
T. Rowe Price Retirement 2010 Fund	70,022	976,804
T. Rowe Price Retirement 2020 Fund	57,547	840,185
T. Rowe Price Retirement 2030 Fund	21,992	332,525
T. Rowe Price Retirement 2040 Fund	22,833	345,916
T. Rowe Price Retirement 2050 Fund	28,062	237,967
WB Capital Bond Fund	8,165	81,646

Common stock, *West Bancorporation, Inc.	292,911	1,444,050

*Participant loans, 5.25%, due through November 2014		180,548

		$11,932,640

* Represents a party-in-interest.